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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

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                                 SCHEDULE 13G/A
                                 (RULE 13d-102)


           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
   RULES 13d-1(b), (c) and (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2

                             (Amendment No. 2 )(1)
                                           ---


                                   TOSCO CORP
             -------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
             -------------------------------------------------------
                         (Title of Class of Securities)


                                    891490302
             -------------------------------------------------------
                                 (CUSIP Number)


                                FEBRUARY 9, 2001
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                               [ ] Rule 13d-1(b)

                               [X] Rule 13d-1(c)

                               [ ] Rule 13d-1(d)

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(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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Schedule 13G                           Forms
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CUSIP NO. 891490302                     13G                    PAGE 2 OF 9 PAGES
-------------------                                            -----------------

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1.      NAME OF REPORTING PERSONS
        I.R.S IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
        GOVERNMENT OF SINGAPORE INVESTMENT CORPORATION PTE LTD
        (NONE)

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2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)      [ ]
                                                               (b)      [X]

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3.      SEC USE ONLY

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4.      CITIZENSHIP OR PLACE OF ORGANIZATION
        SINGAPORE

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NUMBER OF               5.      SOLE VOTING POWER              0
SHARES
BENEFICIALLY            --------------------------------------------------------
OWNED BY EACH           6.      SHARED VOTING POWER            6,965,929
REPORTING
PERSON WITH             --------------------------------------------------------
                        7.      SOLE DISPOSITIVE POWER         0

                        --------------------------------------------------------
                        8.      SHARED DISPOSITIVE POWER       6,965,929

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9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        6,965,929

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10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                         [ ]

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11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        4.81%

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12.     TYPE OF REPORTING PERSON*
        OO

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                      *SEE INSTRUCTIONS BEFORE FILING OUT!

Schedule 13G                           Forms
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CUSIP NO. 891490302                     13G                    PAGE 3 OF 9 PAGES
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1.      NAME OF REPORTING PERSONS
        I.R.S IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
        MINISTER FOR FINANCE, SINGAPORE
        (NONE)

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2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)      [ ]
                                                               (b)      [X]

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3.      SEC USE ONLY

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4.      CITIZENSHIP OR PLACE OF ORGANIZATION
        SINGAPORE

--------------------------------------------------------------------------------
NUMBER OF               5.      SOLE VOTING POWER              0
SHARES
BENEFICIALLY            --------------------------------------------------------
OWNED BY EACH           6.      SHARED VOTING POWER            4,725,671
REPORTING
PERSON WITH             --------------------------------------------------------
                        7.      SOLE DISPOSITIVE POWER         0

                        --------------------------------------------------------
                        8.      SHARED DISPOSITIVE POWER       4,725,671

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9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        4,725,671

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10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                         [ ]

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11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        3.26%

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12.     TYPE OF REPORTING PERSON*
        OO

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                      *SEE INSTRUCTIONS BEFORE FILING OUT!

Schedule 13G                           Forms
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CUSIP NO. 891490302                     13G                    PAGE 4 OF 9 PAGES
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1.      NAME OF REPORTING PERSONS
        I.R.S IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
        MONETARY AUTHORITY OF SINGAPORE
        (NONE)

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2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)      [ ]
                                                               (b)      [X]

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3.      SEC USE ONLY

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4.      CITIZENSHIP OR PLACE OF ORGANIZATION
        SINGAPORE

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NUMBER OF               5.      SOLE VOTING POWER              0
SHARES
BENEFICIALLY            --------------------------------------------------------
OWNED BY EACH           6.      SHARED VOTING POWER            1,750,038
REPORTING
PERSON WITH             --------------------------------------------------------
                        7.      SOLE DISPOSITIVE POWER         0

                        --------------------------------------------------------
                        8.      SHARED DISPOSITIVE POWER       1,750,038

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9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        1,750,038

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10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                         [ ]

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11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        1.21%

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12.     TYPE OF REPORTING PERSON*
        OO

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                      *SEE INSTRUCTIONS BEFORE FILING OUT!

Schedule 13G                           Forms
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CUSIP NO. 891490302                     13G                    PAGE 5 OF 9 PAGES
-------------------                                            -----------------

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1.      NAME OF REPORTING PERSONS
        I.R.S IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
        BOARD OF COMMISSIONERS OF CURRENCY, SINGAPORE
        (NONE)

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2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)      [ ]
                                                               (b)      [X]

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3.      SEC USE ONLY

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4.      CITIZENSHIP OR PLACE OF ORGANIZATION
        SINGAPORE

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NUMBER OF               5.      SOLE VOTING POWER              0
SHARES
BENEFICIALLY            --------------------------------------------------------
OWNED BY EACH           6.      SHARED VOTING POWER            490,220
REPORTING
PERSON WITH             --------------------------------------------------------
                        7.      SOLE DISPOSITIVE POWER         0

                        --------------------------------------------------------
                        8.      SHARED DISPOSITIVE POWER       490,220

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9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        490,220

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10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                         [ ]

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11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        0.34%

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12.     TYPE OF REPORTING PERSON*
        OO

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                      *SEE INSTRUCTIONS BEFORE FILING OUT!

ITEM 1(a). NAME OF ISSUER

             Tosco Corp


ITEM 1(b). ADDRESS OF ISSUERS' PRINCIPAL EXECUTIVE OFFICES

             72 Cummings Point Road
             Stamford, CT 06902
             United States


ITEM 2(a). NAME OF PERSON FILING

           I                 Government of Singapore Investment Corporation
                             Pte Ltd
           II                Minister for Finance, Singapore
           III               Monetary Authority of Singapore
           IV                Board of Commissioners of Currency, Singapore


ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE

           I                 250 North Bridge Road
                             #38-00 Raffles City Tower
                             Singapore 179101

           II, III & IV  c/o Government of Singapore Investment Corporation
                             Pte Ltd
                             250 North Bridge Road
                             #38-00 Raffles City Tower
                             Singapore 179101


ITEM 2(c). CITIZENSHIP

           I, II, III & IV   Singapore


ITEM 2(d). TITLE OF CLASS OF SECURITIES

             COMMON STOCK


ITEM 2(e). CUSIP NUMBER

             891490302


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b) OR
(c), CHECK WHETHER THE PERSON FILING IS A

             N.A.

IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(c), CHECK THIS BOX.   [X]

ITEM 4. OWNERSHIP

     The aggregate number of securities and percentage of the class of securities of the Issuer beneficially owned by each Reporting Person named in
Item 2(a), as well as the number of securities as to which such person is deemed to have sole power to vote or to direct the vote, shared power to vote or to direct the vote, sole power to dispose or to direct the disposition, shared power to dispose or direct the disposition, is set forth in the following table:

                                                                       Power to Vote             Power to Dispose
                                                                   ----------------------     ---------------------
                                            No of Securities
Person                                     Beneficially Owned      Sole(1)      Shared(1)     Sole(1)     Shared(1)
------                                     ------------------      -------      ---------     -------     ---------

Government of Singapore Investment
 Corporation Pte Ltd                           6,965,929              0         6,965,929        0        6,965,929
Minister for Finance, Singapore                4,725,671              0         4,725,671        0        4,725,671
Monetary Authority of Singapore                1,750,038              0         1,750,038        0        1,750,038
Board of Commissioners of
 Currency, Singapore                             490,220              0           490,220        0          490,220
Total(2) (all Reporting Persons)               6,965,929              0         6,965,929        0        6,965,929


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(1) The Government of Singapore Investment Corporation Pte Ltd shares power to vote and power to dispose of the 4,725,671 securities beneficially owned by it with the Minister for Finance, Singapore, shares power to vote and dispose of the 1,750,038 securities beneficially owned by it with the Monetary Authority of Singapore, and shares power to vote and dispose of the 490,220 securities owned by it with the Board of Commissioners of Currency, Singapore.

(2) The reporting persons disclaim membership in a group.


ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [x]


ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

             N.A.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

             N.A.


ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

             N.A.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

             N.A.


ITEM 10. CERTIFICATION

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


MATERIAL TO BE FILED AS EXHIBITS

1.   Power of Attorney by Minister for Finance, Singapore dated 5 March 1998

2.   Power of Attorney by Monetary Authority of Singapore dated 6 March 1998

3. Power of Attorney by Board of Commissioners of Currency, Singapore dated 5 March 1998

(incorporated by reference to Exhibit No. 1, 2 and 3 to Schedule 13G, dated March 23, 1998 regarding SPDR Trust Series 1).

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



February 16, 2000                 Government of Singapore Investment
-----------------                 Corporation Pte Ltd
      Date


                                  by         /s/ VIVIEN CHEN
                                     -------------------------------------------
                                             Vivien Chen
                                             Director, Finance


                                  Minister for Finance, Singapore
                                  by Government of Singapore Investment
                                  Corporation Pte Ltd, its attorney-in-fact



                                  by         /s/ VIVIEN CHEN
                                     -------------------------------------------
                                             Vivien Chen
                                             Director, Finance


                                  Monetary Authority of Singapore
                                  by Government of Singapore Investment
                                  Corporation Pte Ltd, its attorney-in-fact



                                 by          /s/ VIVIEN CHEN
                                    -------------------------------------------
                                             Vivien Chen
                                             Director, Finance


                                  Board of Commissioners of Currency, Singapore by Government of Singapore Investment Corporation Pte Ltd, its attorney-in-fact



                                  by         /s/ VIVIEN CHEN
                                     -------------------------------------------
                                             Vivien Chen
                                             Director, Finance